Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-286218) of our report, dated October 23, 2024, which appears in the Annual Report on Form 20-F filed with the U.S. Securities Exchange Commission (“SEC”) on January 13, 2026 relating to the audit of the consolidated balance sheet of EPWK Holdings Ltd. and its subsidiaries (the “Company”) as of June 30, 2024, and the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended June 30, 2024, and the related notes (collectively referred to as the financial statements).

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
January 13, 2026	Certified Public Accountants
PCAOB ID: 1171